Exhibit 99.1

FOR RELEASE	MAY 13, 2008

For more information, contact:

Kirk Whorf, Executive Vice President and Chief Financial Officer

kwhorf@northstatebank.com; 919-645-2707

Larry D. Barbour, President and Chief Executive Officer

919-787-9696

NORTH STATE BANCORP REPORTS PRIVATE SALE OF BANK DEBT

North State Bank raises $11 Million in Subordinated Notes.

Raleigh, NC . . . North State Bancorp (OTCBB: NSBC the “Company”), the holding company for North State Bank, announced that the Bank today had completed a private placement of $11 million of subordinated unsecured notes to qualified institutional buyers. The notes have a floating interest rate, which will be based on 3-month LIBOR, plus 3.50%, and will be reset quarterly on the 15th of March, June, September and December of each year, beginning on June 15, 2008. The initial rate is 6.21563%. The notes will mature on June 30, 2018. North State Bank may redeem some or all of the notes at any time beginning on June 30, 2013 at a price equal to 100% of the principal amount of the redeemed notes plus accrued but unpaid interest to the redemption date. Of the $11 million, $9,750,000 was funded on May 13, 2008 and the remaining $1,250,000 will fund on July 1, 2008.

“In this uncertain financial market, we are very pleased to have raised this additional capital. This will enable us to extend our strategy to provide capital for our balance sheet growth without diluting our existing shareholder base. We believe the sale reflects the high regard in which North State Bank is held by the investing community,” said Larry D. Barbour, the Company’s President and CEO. “This is a credit to our employees and their continued efforts to build a premier banking franchise by building strong banking relationships with our customers and communities.”

Founded in 2000, North State Bank is a full-service community bank, serving Wake and New Hanover Counties through seven full-service offices and one newly opened loan production office in Carteret County.

Sandler O’Neill & Partners, L.P. served as North State Bank’s financial advisor for this capital raise.

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North State Bancorp is listed on the OTC electronic bulletin board under the symbol “NSBC.”

www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including economic conditions, changes in interest rates, substantial changes in financial markets, changes in real estate values and the real estate market, our ability to manage growth, loss of deposits and loan demand to other savings and financial institutions, our limited operating history and regulatory changes,. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.